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           LONE STAR                              NEWS RELEASE
           TECHNOLOGIES, INC.


                                                     CONTACT: CHARLES J. KESZLER
                                                                  (972) 770-6495
                                                             Fax: (972) 770-6471


        LONE STAR TECHNOLOGIES, INC. ANNOUNCES EXPIRATION OF UNION AGREEMENT




Dallas, TX, June 1, 2001 ..... Lone Star Technologies, Inc. (Lone Star), NYSE:
LSS announced today that the proposal of Lone Star Steel Company, an operating subsidiary of Lone Star, for a new collective bargaining agreement with the United Steelworkers of America did not receive the majority vote of the local union's membership to effect ratification. The current union contract expires on June 1, 2001, but Lone Star Steel does not expect any disruption in its operating levels as a result of this vote. Management and union representatives are expected to continue their discussions in an effort to reach an agreement. The United Steelworkers represent two-thirds of Lone Star Steel's hourly workforce.

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.





       This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.